Exhibit 23.4

                       CONSENT OF MANNON ASSOCIATES, INC.

The Board of Directors
Delta Petroleum Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Delta Petroleum Corporation and in the related Prospectus (collectively, the "Registration Statement") of the Delta Petroleum Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which includes our name and information regarding our review of the reserve estimates for Delta Petroleum Corporation.

Mannon Associates, Inc.



By /s/ Robert W. Mannon
   Robert W. Mannon, President

Santa Barbara, California
June 25, 2008